Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Aladdin Knowledge Systems Ltd. (Form S-8), relating to Aladdin Knowledge Systems Ltd. Worldwide 2003 Share Option Plan, of our report dated July 2, 2007, relating to the financial statements of Aladdin Europe Ltd. for the year ended December 31, 2006, with respect to the consolidated financial statements of Aladdin Knowledge Systems Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Blick Rothenberg
BLICK ROTHENBERG
    12 York Gate
Chartered Accountants                                                                                   Regent’s Park
Registered Auditors                                                                                         London
     NW1 4QS

October 15, 2007